Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, Maine--(BUSINESS WIRE)--October 18, 2017--Bar Harbor Bankshares (NYSEAM: BHB), announced that its Board of Directors declared at its October 17, 2017 meeting, a quarterly cash dividend of $.1867 per share of common stock. The quarterly cash dividend is payable to all shareholders of record as of the close of business November 15, 2017 and will be paid on December 15, 2017.

Bar Harbor Bankshares (NYSEAM: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 125 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.bhbt.com.

CONTACT:
Bar Harbor Bankshares
Curtis C. Simard, 207-288-3314
President and CEO